EXHIBIT 10.24
SEPARATION AGREEMENT

This Separation Agreement (hereinafter the “Agreement”) is made between Andrew Hall (hereinafter “Mr. Hall”) an individual, on behalf of himself and his heirs and representatives, and Stage Stores, Inc., a Nevada corporation, including its officers, directors, members, employees, affiliates, agents, subsidiaries, attorneys, benefit plans and plan administrators, joint ventures, successors and/or assigns (hereinafter collectively referred to as “Stage”).  Mr. Hall and Stage are collectively referred to in this Agreement as the “Parties”.

In consideration of the covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mr. Hall and Stage, intending to be legally bound, agree as follows:

1.           Employment Agreement.  Mr. Hall and Stage are parties to an Employment Agreement dated April 11, 2011 (the “Employment Agreement”).  Terms not otherwise defined in this Agreement shall have the definitions given to them in the Employment Agreement.

2.           Nature of Release.  This Agreement terminates the Employment Agreement and resolves all past, pending, threatened, or possible claims, if any there be, arising under any state,  federal or other law by Mr. Hall, his heirs and assigns and any derivative claims against Stage, its parent, subsidiaries, related companies, or any Stage related entity or its current and/or former officers, directors, members, attorneys, agents and employees, including any claims arising out of the Employment Agreement, any other agreement to which Mr. Hall and Stage are parties (other than as described in Section 4.6 of the Employment Agreement, said Section 4.6 to remain in effect, or Section 21 of this Agreement or specifically elsewhere herein), or any other terms or conditions of Mr. Hall’s employment with Stage.

3.           Employment.  Mr. Hall acknowledges that his employment with Stage terminated effective April 12, 2012 (the “Separation Date”).  The execution of this Agreement by Mr. Hall shall evidence Mr. Hall’s resignation from his capacities as President, Chief Executive Officer, and a Director of Stage as of March 28, 2012.

4.           Confidentiality of this Agreement.  Mr. Hall agrees he will maintain the terms of this Agreement in confidence in all circumstances and that he will only apprise his immediate family and his chosen accountant and/or legal representative to the extent necessary to perform services of the terms and conditions of this Agreement except as it is necessary in the enforcement of this Agreement.  Mr. Hall shall also advise any member of his immediate family and his chosen accountant and/or legal representative who is apprised of the terms of this Agreement of the confidential nature of that information, and any disclosure of the information by one of those individuals to third parties shall be considered a breach of this Agreement by Mr. Hall and have the same consequences.  Notwithstanding the foregoing, Mr. Hall acknowledges that, if required, this Agreement will be filed by Stage with the Securities and Exchange Commission.

5.           Non-Admission.  The Parties acknowledge that this Agreement evidences their mutual agreement regarding Mr. Hall’s termination of their employment relationship and is not an admission of any wrongdoing or liability on the part of Stage or Mr. Hall.

6.           Texas Contract.  The Parties agree that this Agreement constitutes a contract to be governed by the laws of the State of Texas without regard to the laws of any other location.  The Parties agree that they shall be subject to Texas jurisdiction (including, as applicable, either a Texas state or federal court in Harris County, Texas or a duly appointed arbitrator) for any action to enforce this Agreement or to remedy any breach of this Agreement.

7.           Health Insurance.  Provided Mr. Hall is eligible for and timely exercises his election for COBRA continuation coverage and such continuation coverage is limited to eighteen months, Stage will offer COBRA continuation coverage and any medical coverage which is offered to senior executives at his level, including supplemental medical coverage for himself and his eligible dependants for an additional six months (for the period October 12, 2013 through April 12, 2014) following the expiration of the eighteen-month COBRA period, provided Mr. Hall pays the applicable premiums (supplemental coverage continues at no premium cost). For the first 18 months of Mr. Hall’s continuation coverage, Stage will pay such portion of the applicable premiums for COBRA continuation and for any supplemental medical coverage for himself and his eligible dependants as it would have paid had Mr. Hall continued to be a full time active employee of Stage for such period. In the event the COBRA continuation coverage period extends beyond the initial eighteen months, Mr. Hall will be responsible for the payment of COBRA premiums for the remainder of the COBRA continuation coverage period (from October 12, 2013 through April 12, 2014) following the initial eighteen months of the COBRA continuation coverage period.  Mr. Hall will incur no premium cost for the supplemental medical coverage.

8.           Life Insurance.  Mr. Hall’s life insurance coverage through Stage ended at 12:01 a.m. local time on April 12, 2012.  Conversion options are available and will be made known to him through the insurance carrier.

9.           Termination Payments.  Exclusive of any other consideration or benefit to Mr. Hall set forth in this Agreement, in consideration of the agreements made herein and as set forth in Sections 4.3.1 and 4.3.2 of the Employment Agreement, Stage agrees to pay Mr. Hall (or in the event of Mr. Hall’s death, the payments in paragraphs 9(a), (b) and (c) to Mr. Hall’s heirs)  the following amounts, in each case less applicable payroll taxes, withholding and other deductions, which may be required to be withheld under any provision of applicable laws, agreements or as otherwise requested by Mr. Hall:

(a)
(a)(i) $1,379,133 representing a portion of two year’s salary and two year’s bonus target amount which shall be paid to Mr. Hall in twenty one (21) installments of $65,673 on Stage’s regular bi-weekly paydays commencing May 15, 2012 and concluding no later than March 15, 2013.  Said first installment shall reflect full payment for any periods between April 12, 2012 and the eighth day following Mr. Hall’s signing and not revoking this Agreement;

(a)(ii) $459,711 representing a portion of two year’s salary and two year’s bonus target amount which shall be paid to Mr. Hall in seven (7) installments of $65,673 on Stage’s regular bi weekly paydays commencing March 31, 2013 and concluding June 30, 2013; and

(a)(iii) $1,576,154 representing a portion of two year’s salary and two year’s bonus target amount which shall be paid to Mr. Hall in twenty four (24) installments of $65,673 on Stage’s regular bi weekly paydays commencing July 15, 2013.

(b)
Any Incentive Compensation for Stage’s 2012 fiscal year, pursuant to the attached and agreed upon addendum for which Stage’s Board of Directors determines Mr. Hall is entitled, shall be paid to Mr. Hall, prorated for 11 weeks worked out of 53 weeks for fiscal 2012, in a lump sum on or before April 10, 2013.  Mr. Hall will not receive any Incentive Compensation payment for fiscal 2011 since the Board of Directors did not approve payment to any Executive Management members for fiscal 2011; and

(c)
Fifty Two equal installments of $339.44 per pay period commencing with the first regular payday that occurs eight (8) days after Mr. Hall returns this executed Agreement to Stage (provided he executes this Agreement on or before May 28, 2012) with said first payment reflecting full payment for any periods between April 12, 2012 and the eighth day following his signing and not revoking this Agreement, and the remaining fifty one (51) payments made immediately thereafter in equal installments.

(d)
Payment directly to an outplacement service provider (such service provider agreed upon by both parties) to cover a period of twelve (12) months of said service from the date of this Agreement; provided the aggregate amount of such payments shall not exceed $15,000.00.

(e)
Mr. Hall is a specified employee of Stage (as defined in Section 409A(a)(2)(B)(i) of the Code) at the time of his Separation Date.  Accordingly, termination payments that are subject to Section 409A that would have otherwise been paid during the six (6) month period immediately following the Separation Date shall commence on the first payroll date immediately following the six (6) month anniversary of the Separation Date.

Notwithstanding the preceding, payments made pursuant to Section 9(a)(i) are intended to qualify for the short term deferral exception from Section 409A set forth in Treasury Regulation Section 1.409A-1(b)(4).

Similarly, notwithstanding the preceding, payments made pursuant to Section 9(a)(ii) are intended to qualify for the exception from Section 409A for separation pay due to an involuntary separation set forth in Treasury Regulation 1.409A-1(b)(9)(iii).

For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Mr. Hall is entitled under this Agreement shall be treated as a separate payment within the meaning of Section 409A.  In addition, any series of installment payments under this Agreement, including the payments set forth in Section

9(a), shall be treated as a right to a series of separate payments under Section 409A, including Treas. Reg. Section 1.409A-2(b)(2)(iii).

10.           Arbitration.  The Parties acknowledge that their employment relationship and this Agreement relate to interstate commerce and agree that any disputes, claims or controversies between them which may arise out of their employment relationship and/or this Agreement shall be settled by arbitration.  Any arbitration shall be in accordance with the Rules of the American Arbitration Association governing individual employee agreements and shall be undertaken pursuant to the Federal Arbitration Act.  Arbitration will be held before a single arbitrator in Harris County, Texas unless the Parties mutually agree on another location.  The decision of the arbitrator will be enforceable in any court of competent jurisdiction.  The arbitrator may award costs and attorneys’ fees in connection with the arbitration to the prevailing party; however, in the arbitrator’s discretion, each party may be ordered to bear that party’s own costs and attorneys’ fees to the extent a court of competent jurisdiction would have such discretion.  The Parties agree that the arbitrator shall have the authority to award all legal and equitable relief that could be awarded by a court of competent jurisdiction; however, nothing in this Agreement to arbitrate shall preclude Stage from obtaining injunctive relief or other equitable relief from a court of competent jurisdiction prohibiting any on-going breaches of this Agreement by Mr. Hall while the arbitration is pending.

11.           Return of Property.  Mr. Hall shall deliver to Stage at 10201 Main Street, Houston, Texas 77025, Attention:  Chief Executive Officer, on or before the Separation Date, any and all property of Stage, including but not limited to keys, computers, credit cards, company car, documents (including Confidential Information as defined herein and as described in Section 14) and/or any other Stage property in Mr. Hall’s possession or control.

12.           Taxes.  The Parties agree that all income and other applicable tax liabilities, if any (including excise taxes and assessed interest and penalties), related to this Agreement, are to be paid by the respective party.

13.           Confidential Information.  Mr. Hall acknowledges that the information, observations and data obtained by him while employed by Stage concerning the business affairs of Stage (“Confidential Information”) are the property of Stage.  Mr. Hall shall not disclose to any unauthorized person, or use for Mr. Hall’s own purposes, any Confidential Information without the prior written consent of Stage’s Board of Directors, unless and to the extent that the aforementioned matters become generally known to, and available for use by, the public other than as a result of Mr. Hall’s acts or omissions.  Mr. Hall shall deliver to Stage at 10201 Main Street, Houston, Texas 77025, Attention:  Ron Lucas, on or before the Separation Date, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (including any and all copies thereof) relating to or containing any portion of the Confidential Information, or relating to the business of Stage which he may then possess or have under his control.

14.           Protection of Confidential Information.  Mr. Hall agrees that, due to his access to the Confidential Information, he would inevitably use and/or disclose that Confidential Information in breach of his confidentiality and non-disclosure obligations if he worked in certain capacities or engaged in certain activities for a period of time following his employment with Stage as an employee or consultant or on behalf of a Comparable Business in a position that involves (i) responsibility and decision-making authority or input at the executive level regarding any subject or responsibility, (ii) decision-making responsibility or input at any management level in Mr. Hall’s individual area of assignment with Stage, or (iii) responsibility and decision-making authority or input that otherwise allows the use of the Confidential Information (collectively referred to as the “Restricted Occupation”).  Therefore, except with the prior written consent of Stage, for the period of two years from the Separation Date, Mr. Hall agrees not to be employed by, consult for or otherwise act on behalf of any Comparable Business in any capacity in which he would be involved, directly or indirectly, in a Restricted Occupation.  As used in this Agreement, a “Comparable Business” means any business that (a) operates apparel stores in small markets (i.e., with populations of less than 50,000), and (b) operates a significant number of its apparel stores (75% or more of its total apparel stores) in 10,000-30,000 square foot formats, and (c) has sales in excess of $10 million per annum.  Mr. Hall acknowledges that this commitment is intended to protect the Confidential Information and is not intended to be applied or interpreted as a covenant against competition.

15.           Non-Solicitation.  Mr. Hall agrees that, for a period of two years from the Separation Date, he shall not directly or indirectly, on his own behalf or for any other person or entity, induce or attempt to induce any employee of Stage to leave the employ of Stage, hire any person who is an employee of Stage as of or immediately prior to the time of such hiring, or induce or attempt to induce any manufacturers’ representative, customer, supplier, licensee, agent or any other person or entity having a business relationship with Stage to cease doing business with or reduce the volume of its business with Stage.

16.           Damages; Attorney’s Fee.  Notwithstanding anything in Section 10, because of the difficulty of measuring economic losses to Stage as a result of any breach of this Agreement by Mr. Hall, and because of the immediate and irreparable damage that could be caused to Stage by such a breach for which it would have no other remedy, Mr. Hall agrees that Stage may enforce the provisions of this Agreement by injunctions and restraining orders against Mr. Hall for such a breach in a court of competent jurisdiction pending arbitration, in addition to any other available relief at law or equity.  In any action to enforce this Agreement, the prevailing party shall be entitled to recover its costs and a reasonable attorney’s fee.

17.           Release.  As a material inducement to Stage to enter into this Agreement, Mr. Hall hereby unconditionally releases and forever discharges Stage and each of its owners, predecessors, successors, assigns, agents, directors, officers, members, employees, representatives, attorneys, accountants, divisions, subsidiaries, affiliates, and all persons acting by, through, under or in concert with any of them for any and all charges, complaints, claims, liabilities, obligations, promises, agreement, controversies, damages, actions, causes of action, suits, rights, demands, cost, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including but not limited to rights under any and all federal, state or local laws prohibiting discrimination, breach of contract or public policy, wrongful or retaliatory discharge, defamation, personal or business injury claims growing out of any legal restrictions on Stage’s right to terminate its employees that Mr. Hall now has, or holds or claims to have owned or held or which Mr. Hall would at any time heretofore have had, owned or held against Stage or any Stage related entity arising before or as of the Effective Date.  This specifically includes, without limitation, the federal Age Discrimination and Employment Act of 1967 (“ADEA”), as amended, and all comparable state or local laws prohibiting discrimination in employment based on age. Mr. Hall hereby expressly waives the benefit of any statute or rule of law which, if applied to this Agreement, would otherwise exclude from its binding affect any claims not now known by Mr. Hall to exist.

To comply with the Older Worker’s Benefit Protection Act of 1990 (the “Act”), Stage has advised Mr. Hall of the legal requirements of the Act and fully incorporates the legal requirements of the Act by reference into this Agreement as follows:

a.	This Agreement is written in layman’s terms, and Mr. Hall represents that he understands and comprehends its terms;

b.	Mr. Hall has been advised of his rights to consult an attorney to review this Agreement and have the benefit of an attorney through the settlement process;

c.	Mr. Hall does not waive any rights or claims that may arise after the date this Agreement is executed;

d.	Mr. Hall affirms that he is receiving consideration beyond anything of value to which he is already entitled; and

e.	Mr. Hall has been given a reasonable period of time to consider this Agreement.

18.           Consideration Period, Limited Revocation And Effective Date.  The Parties agree that Mr. Hall was provided at least twenty-one (21) calendar days during which to consider whether to sign this Agreement.  The signed Agreement must be delivered to Stage Stores, Inc., 10201 Main Street, Houston, Texas  77025, Attention: Ron Lucas, no later than 5:00 p.m. C.S.T., on May 28, 2012.  In any event, Mr. Hall will have seven (7) calendar days from the date he signs and delivers a copy of this Agreement to Stage Stores, Inc., 10201 Main Street, Houston, Texas 77025, Attention: Ron Lucas, during which Mr. Hall may revoke this Agreement by delivering a signed and dated notice of revocation to Stage Stores, Inc., 10201 Main Street, Houston, Texas 77025, Attention: Chief Executive Officer.  This Agreement becomes effective and enforceable when the seven (7) day revocation period has expired if Mr. Hall has not delivered a written revocation to Stage Stores, Inc., 10201 Main Street, Houston, Texas 77025, Attention: Ron Lucas, before that date (the “Effective Date”).

19.           Payment Of Other Compensation.  Mr. Hall acknowledges that except as set forth in Section 9, all compensation normally due him at the time of his termination will be paid by Stage within fourteen (14) calendar days from the Separation Date.  Except as set forth in Section 9, any other benefits to which Mr. Hall may be entitled shall be distributed in accordance with the terms of the individual plan documents.

20.           Long-Term Incentive Awards.  The Parties acknowledge and agree that pursuant to the terms and conditions of various award agreements (a) Mr. Hall is not entitled to any other long-term incentive awards which were not previously vested on the Separation Date, and (b) Mr. Hall will have sixty (60) calendar days following the April 12, 2012 during which he can exercise previously vested SARs award shares, and any unexercised SARs awards will expire and be forfeited to Stage on that date.  Pursuant to the foregoing, Mr. Hall’s last day to exercise previously vested SARs award shares is Monday, June 11, 2012.

21.           Section 16(b) Compliance. Mr. Hall acknowledges (a) that as an officer of Stage he has received a copy of Stage’s 2012 Insider Trading and Reporting Policy For Reporting Persons (Directors, Executive Officers and Principal Shareholders) (the “Policy”) and that he is a Section 16(a) Reporting Person as identified on Exhibit A to the Policy, (b) that pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended (“Section 16(b)”), directors, executive officers and principal shareholders must disgorge profits received in the event they purchase and sell, or sell and purchase, Stage’s common stock or other equity securities within a six month period (any transaction executed within six months of an opposite transaction) (“short-swing profits”), (c) that the exercise of a stock option or a SAR and the sale of the stock acquired does not trigger liability for short-swing profits; however, the sale of the stock acquired from the exercise of a stock option or a SAR by a former officer or director of Stage will be matched against all purchases of Stage stock within six months prior to the date of sale of the stock acquired from exercise of the stock option or SAR; and is therefore reportable under Section 16(a) on Form 4; and Section 16(b) remains applicable to former officers and directors for a period of six months after they cease to be in those positions, (d) it is becoming common practice for shareholders of public companies and their counsel to monitor transactions reported to the SEC by directors, officers and principal shareholders of those public companies in an effort to cause the disgorgement of profits made by those persons, (e) in addition to the disgorgement of profits, those shareholders also seek the reimbursement of their attorneys fees related to their investigation of Section 16(b) violations even if a lawsuit is not filed to recover the profits, and (f) directors and officers may also be subject to SEC or court imposed civil penalties of up to $100,000.  Therefore, Mr. Hall acknowledges and agrees as follows:

•
 Transactions by him after March 28, 2012 that occur within six months of an opposite transaction that occurred before March 28, 2012 must be reported by him on a Form 4, the preparation and electronic filing with the SEC of which he agrees to be solely responsible,

•	Transactions by him after March 28, 2012 that do not occur within six months of an opposite transaction that occurred before March 28, 2012 do not have to be reported on a Form 4,

•	He need not file a Form 4 solely to indicate his resignation,

•	He will indemnify Stage against, and immediately reimburse Stage for, any losses, including attorney’s fees, Stage may incur as a result of any violation by him of Section 16(b), and

•	This Agreement does not effect any rights Mr. Hall may have as an Executive or former Executive under the Stage Stores Directors and Officers Insurance Policy coverage.

22.           Terms of This Agreement are Severable.  If any provision of this Agreement is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provision or applications; and to this end the provisions of this Agreement are declared to be severable.

23.           Entire Agreement.  The Parties agree that this Agreement contains the entire agreement between them with respect to Mr. Hall’s voluntary termination of his employment and supersedes all prior and/or contemporaneous written or oral agreements between them (other as described in Sections 2 and 21 or specifically elsewhere herein).  The Parties also agree and acknowledge that no other promises or agreements have been offered before this Agreement and that no other promise or agreement between the Parties will be binding unless it is in writing and signed by the Parties.  The Parties further agree that upon the expiration of seven (7) days following Mr. Hall’s execution of this Agreement, all provisions of the Employment Agreement shall be superseded by this Agreement.

24.           MR. HALL ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT, KNOWS AND UNDERSTANDS ITS CONTENT AND MEANING, AND HAS NOT BEEN COERCED OR THREATENED INTO SIGNING IT. MR. HALL REPRESENTS THAT HE UNDERSTANDS THAT HE HAS 21 DAYS (OR MORE) TO CONSIDER THIS AGREEMENT AND THAT HE MAY REVOKE THIS AGREEMENT WITHIN 7 DAYS AFTER HE SIGNS IT.  MR. HALL FURTHER REPRESENTS THAT HE FULLY UNDERSTANDS HOW TO EXERCISE THAT RIGHT OF REVOCATION SHOULD HE CHOSE TO DO SO. MR. HALL IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY OF MR. HALL’S CHOOSING REGARDING THE EFFECT OF THIS AGREEMENT PRIOR TO SIGNING IT.

[The balance of this page has been left blank intentionally; signature page to follow.]

The Parties enter into this Separation Agreement voluntarily and with full knowledge of its contents.

READ THIS AGREEMENT CAREFULLY BEFORE SIGNING.

Signed this _25th_ day of _______May_____, 2012.

/s/  Andrew Hall
Andrew Hall

Signed this __25_ day of ______May______, 2012.

Stage Stores, Inc.

By:

____/s/ Ron Lucas_________________
Ron Lucas
Executive Vice President, Human Resources

EXHIBIT 10.24

ACKNOWLEDGMENTS

STATE OF _Texas_________                                                      )
           )           ss:
COUNTY OF _Harris______                                                                )

On this __25_ day of ______May______, 2012, before me, a Notary Public, personally appeared Andrew Hall, to me known to be the person who executed the foregoing Separation Agreement, and acknowledged that he executed it as his free and voluntary act and deed.

Given under my hand and seal the day and year last above written.

/s/  Cynthia A. Driver
    Notary Public

My Commission Expires:  2/10/14________

STATE OF TEXAS                                                      )
)           ss:
COUNTY OF HARRIS                                           )

On this _25__ day of ______May______, 2012, before me, a Notary Public, personally appeared Ron Lucas, to me known to be the identical person who executed the foregoing Separation Agreement as the authorized representative of Stage Stores, Inc. and acknowledged to me that he executed the same as his free and voluntary act and deed and as the free and voluntary act and deed of such corporation, for the uses and purposes therein set forth.

Given under my hand and seal the day and year last above written.

/s/  Cynthia A. Driver
     Notary Public

My Commission Expires:  _2/10/14________

Stage Stores, Inc.
Proposed Fiscal 2012 Bonus Parameters
For Executive Level Support Executives

The 2012 Sr. Executive Bonus Parameters will include the following two components:
1.	Pre-tax company earnings measured against a board approved target.
2.	Comp store sales measured by comparison to the board approved performance group.

Component #1 – Pre-Tax Earnings
This component is weighted at Two Thirds (66.7%) of each executive’s target bonus amount and its achievement will be measured per the metrics below.*

	Pre-Tax Earnings
Target bonus amount will be paid by achieving pre-tax earnings in 2012 at an increase of 13.5% vs. 2011 actual pre-tax earnings.	$53.6	Target Level
Maximum bonus amount will be paid at 2 times this components target by achieving pre-tax earnings at 110% of target level, an increase of 24.7% vs. 2011 actual pre-tax earnings.	$59.0	10% Above Target
Minimum bonus payments will be paid at 1/2 of this components target at pre-tax earnings of 95% of target level, an increase of 7.63% vs. 2011 actual pre-tax earnings.	$50.9	5% Below Target

*   The Pre-tax Earnings Target has been adjusted for a $3.0 Mil one time expense charge.

Component #2 – Comp Store Sales
This component is weighted at One Third (33.3%) of each executive’s target bonus amount and its achievement will be measured per the metrics below.

Target amount will be paid if SSI’s ranking for total year-end comp store sales change is at the fiftieth percentile (or middle mark) among the comparator group.
Maximum amount (2 times this components target) will be paid if SSI’s ranking of total year-end comp store sales change is at the one-hundredth percentile (or highest rank) among the comparator group.
Threshold bonus amount (1/4 of this components target) will be paid if SSI’s ranking of total year-end comp store sales change is at the twenty-fifth percentile amount the comparator group, provided that pre-tax earnings for fiscal 2012 is $40.2.1 million or higher.

▪	Actual bonus payment will be prorated for earnings results between maximum and threshold levels.

▪	In order to earn any portion of Component #2 - “Comp Store Sales”, the company must achieve 75% of the pre-tax earning target level which is $40.2 million.